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                                                                  EXHIBIT 11.1


                             MCAFEE ASSOCIATES, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)


                                             Three months ended March 31
                                             ---------------------------
                                                  1997         1996
                                                -------      -------
Primary and Fully Diluted
Weighted average common shares outstanding       49,600       46,568
     for the period
Dilutive effect of options, net                   4,010        5,227
                                                -------      -------
Shares used in per share calculation             53,610       51,795
                                                =======      =======
Net income                                      $19,696      $ 1,083
                                                =======      =======
Net income per share                            $  0.37      $  0.02
                                                =======      =======




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